EXHIBIT 10.2

CHANGE IN CONTROL AGREEMENT

THIS AGREEMENT is entered into as of December 31, 2008 by and between Pinnacle Bankshares Corporation, a Virginia corporation (the “Company”), and Robert H. Gilliam, Jr. (the “Executive”).

RECITALS

I. The Executive currently serves as President and Chief Executive Officer of the Company, and is a key member of management of the Company and its affiliates, and the Executive’s services and knowledge are valuable to the Company and its affiliates.

II. The Board (as defined below) has determined that it is in the best interests of the Company and its shareholders to assure that the Company and its affiliates will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below) of the Company. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control and to encourage the Executive’s full attention and dedication to the Company and its affiliates currently and in the event of any threatened or pending Change in Control. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

III. The Board previously determined that it is in the best interests of the Company and its shareholders to enter into the Agreement in order to update and replace that certain Change in Control Agreement dated May 26, 2006 between the Company and the Executive, which agreement is hereby cancelled as of the Agreement Effective Date, in order to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and applicable guidance issued thereunder (“Code Section 409A”).

NOW, THEREFORE, it is hereby agreed as follows:

1. CERTAIN DEFINITIONS.

(a) “Agreement Effective Date” means December 31, 2008.

(b) The “Agreement Term” means the period commencing on the Agreement Effective Date and ending on the earlier of (i) the Agreement Regular Termination Date or (ii) the date this Agreement terminates pursuant to Section 7. The “Agreement Regular Termination Date” means the third anniversary of the Agreement Effective Date, provided, however, that commencing on the first anniversary of the Agreement Effective Date, and on each subsequent anniversary (such date and each subsequent anniversary shall be hereinafter referred to as the “Renewal Date”), unless this Agreement is previously terminated, the Agreement Regular Termination Date shall be automatically extended for three years from the latest Renewal Date, unless at least one month prior to the latest Renewal Date the Company shall give notice to the Executive in accordance with Section 10(c) of this Agreement that the Agreement Regular Termination Date shall not be so extended.

(c) “Board” means the Board of Directors of the Company.

(d) “Cause” means:

(i) the willful and continued failure of the Executive to substantially perform the Executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board, pursuant to a vote of a majority of the “Outside Directors” (as defined below), which specifically identifies the manner in which the Outside Directors of the Board believe that the Executive has not substantially performed the Executive’s duties, or

(ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the members of the Board who are not and have never been employed by the Company or its subsidiaries (the “Outside Directors”) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive in accordance with Section 11(c) of this Agreement and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive has engaged in the conduct described in paragraph (i) or (ii) above, and specifying the particulars thereof in detail.

(e) The “Change in Control Date” means the first date during the Agreement Term on which a Change in Control (as defined in Section 2) occurs. Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs and if the Executive’s employment with the Company is terminated prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment either (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or anticipation of a Change in Control, then for all purposes of this Agreement, except for the time and form of payment of the Change in Control Benefits payable under Section 4(c), the “Change in Control Date” shall mean the date immediately prior to the date of such termination of employment.

(f) “Company” means Pinnacle Bankshares Corporation, a Virginia corporation.

(g) “Coverage Period” means the period of time beginning with the Change in Control Date and ending on the earliest to occur of (i) the Executive’s death and (ii) the sixty-first day after the second anniversary of the Change in Control Date.

(h) “Disability” means the absence of the Executive from the Executive’s duties with the Company on a full-time basis for six months as a result of incapacity to serve as the Chief Executive Officer of the Company, including substantially all duties normally considered a part thereof, due to mental or physical illness or injury which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative. If the Company determines in good faith that the Disability of the Executive has occurred, it may give to the Executive written notice in accordance with Section 11(c) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties.

(i) “Good Reason” means any good faith determination made by the Executive (which determination shall be conclusive) that any of the following has occurred:

(i) the occurrence, on or after the Agreement Effective Date and during the Coverage Period, of any of the following:

(A) the assignment to the Executive of any duties inconsistent in any material adverse respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities immediately prior to the Change in Control, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive in accordance with Section 11(c) of this Agreement;

(B) a reduction by the Company in the Executive’s rate of annual base salary, benefits (including, without limitation, incentive or bonus pay arrangements, stock plan benefit arrangements, and retirement and welfare plan coverage) and perquisites as in effect immediately prior to the Change in Control or as the same may be increased from time to time thereafter, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive in accordance with Section 11(c) of this Agreement;

(C) the Company’s requiring the Executive to be based at any office or location more than 35 miles from the facility where the Executive is located at the time of the Change in Control or the Company’s requiring the Executive to travel on Company business to a substantially greater extent than required immediately prior to the Change in Control Date (but determined without regard to travel necessitated by reason of any anticipated Change in Control);

(D) any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement;

(E) any failure by the Company to comply with and satisfy Section 10(c) of this Agreement by obtaining satisfactory agreement from any successor to assume and perform this Agreement; or

(F) so long as no Cause for Executive’s termination by the Company exists (or would exist assuming the Board made a determination of Cause), a voluntary cessation by the Executive of the Executive’s employment for any reason during any Window Period.

(ii) any event or condition described in paragraph (i) of this Section 1(i) which occurs on or after the Agreement Effective Date, but prior to a Change in Control, but was at the request of a third party who effectuates the Change in Control, notwithstanding that it occurred prior to the Change in Control, but such event or condition shall not be considered to actually have occurred until the Change in Control Date.

(j) “Covered Termination” means a termination of Executive’s employment during the Coverage Period (i) by the Company for any reason other than Cause or the Executive’s Disability or death, or (ii) by the Executive for Good Reason.

(k) “Noncovered Termination” means a cessation of Executive’s employment which is not a Covered Termination.

(l) “Window Period” means any of (i) the 60-day period commencing on the Change in Control Date, (ii) the 60-day period commencing on the first anniversary of the Change in Control Date, and (iii) the 60-day period commencing on the second anniversary of the Change in Control Date.

2. CHANGE IN CONTROL. A “Change in Control” means a change in the ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, consistent with and interpreted in accordance with Code Section 409A and regulations issued thereunder, and specifically defined as follows:

(a) General Rules. In order to constitute a Change in Control as to the Executive, the Change in Control shall relate to:

(i) The corporation for whom the Executive is performing services at the time of the Change in Control; or

(ii) The corporation that is liable for the payment of the deferred compensation (or all corporations liable for the payment if more than one corporation is liable) but only if either the deferred compensation is attributable to the performance of service by the Executive for such corporation (or corporations) or there is a bona fide business purpose for such corporation or corporations to be liable for such payment and, in either case, no significant purpose of making such corporation or corporations liable for such payment is the avoidance of Federal income tax; or

(iii) A corporation that is a majority shareholder of a corporation identified in either paragraph (i) or (ii), or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in either paragraph (i) or (ii) above.

(b) Change In Ownership. A change in the ownership of a corporation shall occur on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation. However, if any person, or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of a corporation, then the acquisition of additional stock by the same person or persons shall not be considered to cause a change in the ownership of the corporation (or to cause a change in the effective control of the corporation).

(c) Change In Effective Control. Notwithstanding the fact that a corporation has not undergone a change in ownership as described above, a change in the effective control of a corporation shall occur only on the date that either:

(i) Any one person or more than one person acting as a group acquires (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 30% or more of the total voting power of the stock of such corporation; or

(ii) A majority of members of the corporation’s Board of Directors is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the corporation’s Board of Directors prior to the date of the appointment or election, provided that for purposes of this paragraph (ii), the term “corporation” refers solely to the relevant corporation identified above, for which no other corporation is a majority shareholder.

(d) Change In Ownership of Assets. A change in the ownership of a substantial portion of the assets of a corporation shall occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions. For this purpose, “gross fair market value” shall mean the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

A transfer of assets by a corporation shall not be treated as a change in the ownership of such assets if the assets are transferred to:

(i) A shareholder of the corporation (immediately before the asset transfer) in exchange for or with respect to its stock;

(ii) An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the corporation; or

(iii) A person, or more than one person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the corporation; or

(iv) An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person who is a “related person” under applicable Treasury Regulations.

There shall be no Change in Control when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer.

3. OBLIGATIONS OF THE EXECUTIVE TO REMAIN EMPLOYED. The Executive agrees that in the event any person or group attempts a Change in Control, the Executive shall not voluntarily leave the employ of the Company without Good Reason (i) until such attempted Change in Control terminates or (ii) if a Change in Control shall occur, until the Change in Control Date. For purposes of the foregoing clause (i), Good Reason shall be determined as if a Change in Control had occurred when such attempted Change in Control became known to the Board.

4. OBLIGATIONS UPON THE EXECUTIVE’S TERMINATION.

(a) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive, other than by reason of death, shall be communicated by Notice of Termination to the other party hereto given. For purposes hereof:

(i) “Notice of Termination” means a written notice given in accordance with Section 11(c) of this Agreement which (A) states whether such termination is for Cause, Good Reason or Disability, (B) indicates the specific termination provision in this Agreement relied upon, if any, (C) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (D) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason, Cause or Disability shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(ii) “Date of Termination” means (A) if the Executive’s employment is terminated by reason of Disability, the Disability Effective Date, (B) if the Executive’s employment is terminated by the Company for any reason other than Disability, the date of the Executive’s receipt of the Notice of Termination or any later date specified therein, as the case may be, and (C) if the Executive’s employment is terminated by the Executive for any reason, the date of the Company’s receipt of the Notice of Termination or any later date specified therein, as the case may be.

(b) Obligations of the Company in a Covered Termination. If the Executive’s employment shall cease by reason of a Covered Termination, then the following shall be paid or provided (the payments and benefits described in (i), (ii) and (iii) below may hereinafter sometimes be referred to as the “Change in Control Benefit” or “Change in Control Benefits”):

(i) the Company shall pay or cause to be paid in cash to the Executive in ten (10) consecutive quarterly installments (the “Payment Period”), with interest at the applicable federal rate (as defined in Section 1274(d) of the Code determined at the Change in Control Date on the unpaid balance paid at the same time on each installment payment other than the first payment, with the first of such installments being paid on the 60th day following the Date of Termination and with the aggregate payments (excluding interest) totaling an amount equal to the product of (A) two and one-half and (B) the sum of the Executive’s (1) highest aggregate annual base salary from the Company and its affiliated companies in effect at any time during the 24 month period ending on the Change in Control Date and (2) highest aggregate annual bonuses (including any deferrals thereof) from the Company and its affiliated companies payable for the Company’s three fiscal years immediately preceding the fiscal year which includes the Change in Control Date;

(ii) for two and one-half years after the Executive’s Date of Termination, the Company shall continue or cause to be continued benefits to the Executive and/or the Executive’s family at least equal to those under the Welfare Benefit Plans. (Nothing in this Agreement shall limit the Executive’s right to additional retiree or other welfare benefits provided under the applicable benefit plan subject to any and all limitations in such plan.) If the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for any retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until two and one-half years after the Date of Termination and to have retired on the last day of such period. For purposes hereof, the term “Welfare Benefit Plan” means the welfare benefit plans, practices, policies and programs provided by the Company and its affiliates (including, without limitation, any medical, prescription, dental, vision, disability, life, accidental death and travel accident insurance plans and split dollar insurance programs) to the extent applicable generally to other peer executives of the Company and its affiliates, but in no event shall such plans, practices, policies and programs provide the Executive with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the one year period immediately preceding the Change in Control Date or, if more favorable to the Executive, those provided generally at any time after the Change in Control Date to other peer executives of the Company and its affiliated companies;

(iii) if the Executive so requests in writing within six months after the Date of Termination, the Company shall purchase during the third calendar quarter following the Date of Termination (counting the calendar quarter first commencing on or after the Date of Termination as the first quarter), but in no event earlier than six months and one day after the Date of Termination, the residence which the Executive was using as his primary residence at the Change in Control Date for an amount equal to its appraised fair market value at the time of purchase, where the appraisal is performed by an appraiser who is mutually agreeable to the Executive and the Company or otherwise is selected by the Executive from a list of not less than five appraisers selected by the Company and not doing any substantial business with the Company; and

(iv) to the extent not theretofore paid or provided, the Company shall timely pay or cause to be paid or provide or cause to be provided to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any compensation arrangement, plan, program, policy or practice or contract or agreement of the Company and its affiliated companies with such payments being made in accordance with the terms of any such arrangements, plan, program or policy (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

For purposes of this Section 4(b), unless otherwise permitted by Code Section 409A, for any payment or benefit hereunder which is nonqualified deferred compensation covered by Code Section 409A, no such payment or benefit shall be provided to the Executive pursuant to this Section 4(b) unless the Release attached hereto is duly executed by the Executive and provided to the Company no later than forty-five (45) days after the Executive’s Date of Termination and is not revoked by the Executive.

(c) Pre-Change in Control Termination. Nothwithstanding any other provisions of this Agreement, if the requirements of Section 1(e) are met regarding the Executive’s termination prior to a Change in Control, the Change in Control Benefits shall be paid on the 60th day following the date of the Change in Control (not the Date of Termination). The Release called for in Section 4(b) shall not be required.

(d) Obligations of the Company in a Noncovered Termination. If the Executive’s employment shall cease by reason of a Noncovered Termination, this Agreement shall terminate without further obligations to the Executive other than the obligation timely to pay or cause to be paid or provide or cause to be provided to the Executive the Executive’s Other Benefits.

5. FULL SETTLEMENT.

(a) No Offset or Mitigation. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

(b) Executive’s Expenses in Dispute Resolution. The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of a contest (in which the Executive substantially prevails) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the lower of (i) the Wall Street Journal Prime Rate or (ii) the applicable Federal mid-term rate provided for in Section 1274(d), compounded semi-annually, of the Code.

(c) Payment prior to Dispute Resolution. If there shall be any dispute between the Company and the Executive in the event of any termination of Executive’s employment, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that such termination was a Noncovered Termination, that the determination by the Executive of the existence of Good Reason was not made in good faith, or that the Company is not otherwise obligated to pay any amount or provide any benefit to the Executive and the Executive’s dependents or other beneficiaries, as the case may be, under Section 4(b), the Company shall pay all amounts, and provide all benefits, to the Executive and the Executive’s dependents or other beneficiaries, as the case may be, that the Company would be required to pay or provide pursuant to Section 4(b) as though such termination were not a Noncovered Termination. Notwithstanding the foregoing, the Company shall not be required to pay any disputed amounts pursuant to this Section 5(c) except upon receipt of an adequate bond, letter of credit or undertaking by or on behalf of the Executive to repay all such amounts to which the Executive is ultimately adjudged by such court not to be entitled.

6. PAYMENT LIMITATIONS.

(a) Excise Tax Payment Limitation. Notwithstanding anything contained in any other provision of this Agreement or any other agreement or plan to the contrary, the payments and benefits provided to, or for the benefit of, the Executive under this Agreement or under any other plan or agreement which became payable or are taken into account as a result of the Change in Control and which are parachute payments for purposes of Section 280G of the Code (the “Payments”) shall be reduced (but not below zero) so that the Present Value of the Payments is equal to the Limited Payment Amount and no Payment is subject to the imposition of an excise tax under Section 4999 of the Code. Notwithstanding the foregoing, if the Net After-tax Benefit to the Executive resulting from receiving the Payments is greater than the Net After-tax Benefit to the Executive resulting from having the Payments reduced to the Limited Payment Amount, then the Payments shall not be reduced to the Limited Payment Amount. For purposes hereof:

(i) “Net After-tax Benefit” shall mean the Present Value of a Payment net of all taxes (including any Excise Tax imposed on the Executive) with respect thereto, determined by applying the highest marginal rate(s) applicable to an individual for the Executive’s taxable year in which the Change in Control occurs.

(ii) “Present Value” shall mean such value determined in accordance with Section 280G(d)(4) of the Code.

(iii) “Limited Payment Amount” shall be an amount expressed as a Present Value which maximizes the aggregate Present Value of Payments without causing any Payment to be subject to excise tax under Section 4999 of the Code or the deduction limitation of Section 280G of the Code.

In the event the Payments are to be reduced, the Company shall reduce or eliminate the Payments to the Executive by first reducing or eliminating those payments or benefits which are payable in cash and then by reducing or eliminating those payments which are not payable in cash, in each case in reverse order beginning with payments or benefits which are to be paid or provided the farthest in time from the Change in Control Date. Any reduction pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation.

(b) Excise Tax Payment Limitation Determinations. All determinations required to be made under this Section 6 shall be made by the Company’s public accounting firm (the “Accounting Firm”). The Accounting Firm shall provide its calculations, together with detailed supporting documentation, both to the Company and the Executive within fifteen days after the receipt of notice from the Company that there has been a Payment (or at such earlier times as is requested by the Company) and, with respect to any Limited Payment Amount, a reasonable opinion to the Executive that the Executive is not required to report any excise tax on the Executive’s federal income tax return with respect to the Limited Payment Amount (collectively, the “Determination”). In the event that the Accounting Firm is serving as an accountant or auditor for the individual, entity or group effecting the Change in Control, the Executive shall appoint another nationally recognized public accounting firm to make the determination required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne by the Company. The Determination by the Accounting Firm shall be binding upon the Company and the Executive (except as provided in Section 6(c) below).

(c) Excise Tax Excess Payments Subject to Repayment. If it is established pursuant to a final determination of a court or an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that Payments have been made to, or provided for the benefit of, the Executive by the Company, which are in excess of the limitations provided in Section 6(a) (hereinafter referred to as an “Excess Payment”), such Excess Payment shall be deemed for all purposes to be a loan to the Executive made on the date the Executive received the Excess Payment and the Executive shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of Executive’s receipt of such Excess Payment until the date of such repayment. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made under this Section 6. In the event that it is determined (i) by the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS or (ii) pursuant to a determination by a court, that an Underpayment has occurred, the Company shall pay an amount equal to such Underpayment to the Executive within ten days of such determination together with interest on such amount at the applicable federal rate from the date such amount would have been paid to the Executive until the date of payment. Any payments or reimbursements to or payments on behalf of the Executive shall be paid as provided above but in no event later than the end of the calendar year following the calendar year in which the related taxes are paid.

(d) Banking Payment Limitation. Notwithstanding anything contained in this Agreement or any other agreement or plan to the contrary, the payments and benefits provided to, or for the benefit of, the Executive under this Agreement or under any other plan or agreement shall be reduced (but not below zero) to the extent necessary so that no payment to be made, or benefit to be provided, to the Executive or for the Executive’s benefit under this Agreement or any other plan or agreement shall be in violation of the golden parachute and indemnification payment limitations and prohibitions of 12 CFR Section 359.

7. CODE SECTION 409A COMPLIANCE.

(a) The intent of the parties is that payments and benefits under this Agreement comply with Code Section 409A or comply with an exemption from the application of Code Section 409A and, accordingly, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.

(b) Neither the Executive nor the Company shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any matter which would not be in compliance with Code Section 409A (including any transition or grandfather rules thereunder).

(c) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the form or timing of payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Code Section 409A) and, for purposes of any such provision of this Agreement under which (and to the extent) deferred compensation subject to Code Section 409A is paid, references to a “termination” or “termination of employment” or like references shall mean separation from service. If the Executive is deemed on the date of separation from service with the Company to be a “specified employee”, within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then with regard to any payment or benefit that is required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s separation from service or (ii) the date of the Executive’s death. In the case of benefits, however, the Executive may pay the cost of benefit coverage, and thereby obtain benefits, during such six month delay period and then be reimbursed by the Company thereafter when delayed payments are made pursuant to the next sentence. On the first day of the seventh month following the date of the Executive’s separation from service or, if earlier, on the date of the Executive’s death, all payments delayed pursuant to this Section 7(c) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(d) With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Internal Revenue Code solely because such expenses are subject to a limit related to the period the arrangement is in effect. All reimbursements shall be reimbursed in accordance with the Company’s reimbursement policies but in no event later than the calendar year following the calendar year in which the related expense is incurred.

(e) If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.

(f) When, if ever, a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ten (10) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(g) Notwithstanding any of the provisions of this Agreement, the Company shall not be liable to the Executive if any payment or benefit which is to be provided pursuant to this Agreement and which is considered deferred compensation subject to Section 409A otherwise fails to comply with, or be exempt from, the requirements of Code Section 409

8. TERMINATION OF AGREEMENT. This Agreement shall be effective as of the Agreement Effective Date and shall normally continue until the later of the Agreement Regular Termination

Date or, if a Change in Control has occurred, until the end of the Coverage Period. Notwithstanding the foregoing, this Agreement shall terminate in any event upon the Executive’s cessation of employment in a Noncovered Termination.

9. CONFIDENTIAL INFORMATION; NON-SOLICITATION AND NON-INTERFERENCE WITH BUSINESS RELATIONSHIPS; NON-RECRUITMENT; NON-HIRING AND NON-DISPARAGEMENT.

(a) Non-Disclosure of Confidential Information by Executive. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

(b) Non-Solicitation and Non-Interference by Executive. While employed by the Company or any of its subsidiaries or affiliates, and until the Payment Period provided in Section 4(b)(i) has ended (whether or not the Executive is entitled to the payments and benefits provided in Section 4(b)) in the event a Change in Control occurs while the Executive is employed by the Company or any of its subsidiaries or affiliates, the Executive agrees not to directly or indirectly solicit, contact, call upon, or communicate with, or attempt to do so, any person or entity, or any representative of any person or entity, in order to obtain any business in competition with the Company Business from any of the Company’s or any subsidiary’s or affiliate’s depositors, borrowers, customers or suppliers with whom the Executive had Material Contact during the last two years of the Executive’s employment with the Company and its subsidiaries and affiliates. In addition, until such Payment Period has ended, the Executive agrees to take no action that would interfere with the Company’s or any subsidiary’s or affiliate’s relationships with any of its depositors, borrowers, customers or suppliers, regardless of whether the Executive had Material Contact with such depositors, borrowers, customers or suppliers, by attempting to convince them to cease doing business with the Company or any subsidiaries or affiliates, or to reduce the quantity of such business, or to change its preferences to another financial services provider, lender, supplier or vendor. For purposes hereof, “Company Business” means the provision of, banking, trust, lending, other financial services and other services related to or provided in connection with the operation of the Company or any of its subsidiaries or affiliates; and “Material Contact” means personal contact or the supervision of the efforts of those who have direct personal contact with a depositor, customer or supplier.

(c) Non-Recruitment of Employees by Executive. While employed by the Company or any of its subsidiaries or affiliates, and until the Payment Period provided in Section 4(b)(i) has ended (whether or not the Executive is entitled to the payments and benefits provided in Section 4(b)) in the event a Change in Control occurs while the Executive is employed by the Company or any of its subsidiaries or affiliates, the Executive agrees not to directly or indirectly solicit or attempt to solicit any employee of the Company or any of its subsidiaries or affiliates for the purpose of encouraging, enticing, or causing said employee to terminate employment with the Company or any of its subsidiaries or affiliates.

(d) Non-Hiring of Employees by Executive. While employed by the Company or any of its subsidiaries or affiliates, and until the Payment Period provided in Section 4(b)(i) has ended (whether or not the Executive is entitled to the payments and benefits provided in Section 4(b)) in the event a Change in Control occurs while the Executive is employed by the Company or any of its subsidiaries or affiliates, the

Executive agrees not to directly or indirectly hire or retain the services of any person who is, or was last, employed by the Company or any of its subsidiaries or affiliates.

(e) Non-Disparagement. While employed by the Company or any of its subsidiaries or affiliates, and until the Payment Period provided in Section 4(b)(i) has ended (whether or not the Executive is entitled to the payments and benefits provided in Section 4(b)) in the event a Change in Control occurs while the Executive is employed by the Company or any of its subsidiaries or affiliates, the Executive, on the one hand, and the Company, on the other hand for itself and or its subsidiaries and affiliates, each agree that they will not disparage or subvert the business activities of the other, or make any statement reflecting negatively on the Executive or the Company or any of its subsidiaries or affiliates, as the case may be, or any of their respective officers, directors, employees, affiliates, agents or representatives, including, but not limited to, any matters relating to the operation or management of the Company or any of its subsidiaries or affiliates, the Executive’s employment and the termination of the Executive’s employment, irrespective of the truthfulness or falsity of such statement.

(f) Notification of Future Employment. The Executive agrees that, until the Payment Period provided in Section 4(b)(i) has ended (whether or not the Executive is entitled to the payments and benefits provided in Section 4(b)) in the event a Change in Control occurs while the Executive is employed by the Company or any of its subsidiaries or affiliates, the Executive will disclose to the Company any employment obtained by the Executive after the termination of the Executive’s employment with the Company and its subsidiaries and affiliates. Such disclosure shall be made within two weeks of the Executive’s obtaining such employment. The Executive expressly consents to and authorizes the Company to disclose to any subsequent employer of the Executive both the existence and terms of this Agreement and to take any steps the Company deems necessary to enforce this Agreement.

(g) Remedies for Breach.

(i) The Executive acknowledges that the Company’s obligations to provide the payments and benefits set forth in this Agreement shall be and are expressly conditioned upon the Executive’s fulfilling the aforesaid obligations and covenants in this Section 8 (including without limitation the confidentiality, non-solicitation, non-interference, non-solicitation, non-hiring and non-disparagement covenants) as provided herein. In the event the Executive breaches any of such obligations or covenants to the Company, the Company’s obligation to provide the payments and benefits set forth in this Agreement shall cease effective as of and from the date of such breach, and the Executive shall be obligated to return to the Company any payments and the value of any benefits received by the Executive pursuant to this Agreement on or after the date of such breach. In addition, it is recognized that damages in the event of breach of the Executive’s obligations and covenants (including without limitation the confidentiality, non-solicitation, non-interference, non-solicitation, non-hiring and non-disparagement covenants) as provided herein would be difficult, if not impossible, to ascertain, and it is therefore specifically agreed that the Company, in addition to and without limiting any other remedy or right it may have, shall have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach. The existence of the express rights to cease or recover payment and the value of benefits otherwise provided pursuant to this agreement and to obtain an injunction or other equitable relief shall not preclude the Company from pursuing any other rights and remedies at law or in equity which it may have.

(ii) It is recognized that damages in the event of breach of the foregoing provisions of this Section 8 by the Executive would be difficult, if not impossible, to ascertain, and it is therefore specifically agreed that the Company, in addition to and without limiting any other remedy or right it may have, shall have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach. The existence of this right shall not preclude the Company from pursuing any other rights and remedies at law or in equity which it may have.

10. BENEFIT AND SUCCESSORS.

(a) Executive’s Benefit. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die and any amount remains payable hereunder after the Executive’s death, any such amount, unless otherwise agreed by the Company or provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee of such payment or, if there is no such designee, the Executive’s estate.

(b) Company’s Benefit. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) Assumption by Successor to Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

11. MISCELLANEOUS.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Virginia, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(b) Amendment. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives which complies with the requirements of Code Section 409A.

(c) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Robert H. Gilliam, Jr.

185 Dearing Ford Road

Lynch Station, VA 24571

If to the Company:

Pinnacle Bankshares Corporation

622 Broad Street

P. O. Box 29

Altavista, Virginia 24517

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(d) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(e) Tax Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(f) Waiver. The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(g) Executive’s Employment. The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and, subject to paragraph (ii) of Section 1(i) hereof deeming a termination to have occurred on or after the occurrence of a Change in Control Date, the Executive’s employment and/or this Agreement may be terminated by either the Executive or the Company at any time prior to the Change in Control Date, in which case the Executive shall have no further rights under this Agreement.

(h) Nonexclusivity of Rights. Except as expressly provided in Section 6, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Executive’s termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

(i) Statutory References. Any reference in this Agreement to a specific statutory provision shall include that provision and any comparable provision or provisions of future legislation amending, modifying, supplementing or superseding the referenced provision.

(j) Nonassignability. This Agreement is personal to the Executive, and without the prior written consent of the Company, no right, benefit or interest hereunder shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, except by will or the laws of descent and distribution, and any attempt thereat shall be void; and no right, benefit or interest hereunder shall, prior to receipt of payment, be in any manner liable for or subject to the recipient’s debts, contracts, liabilities, engagements or torts.

(k) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered an original and all of which together shall constitute one agreement.

(l) Employment with Affiliates. Except as otherwise required by this Agreement or Code Section 409A, employment with the Company for purposes of this Agreement shall include employment with any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities of such corporation or other entity entitled to vote generally in the election of directors or which has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors.

(m) Construction and Enforcement. The obligations and covenants contained herein shall be presumed to be enforceable, and any reading causing unenforceability shall yield to a construction permitting enforcement. If any provision, term, phrase, or word shall be found unenforceable, it shall be severed and the remaining covenants and clauses enforced in accordance with the tenor of the Agreement. In the event a court should determine not to enforce a covenant as written due to overbreadth, the parties specifically agree that said covenant shall be enforced to the extent reasonable, whether said revisions be in time, territory, or scope of prohibited activities.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

/s/ Robert H. Gilliam, Jr.
ROBERT H. GILLIAM, JR., Executive

PINNACLE BANKSHARES CORPORATION

By:	/s/ Bryan M. Lemley
	Name:	Bryan M. Lemley
	Its:	Secretary, Treasurer and Chief Financial Officer

Addendum to Change in Control Agreement

RELEASE AGREEMENT

THIS RELEASE (“Release”) is made and entered into by and between Robert H. Gilliam, Jr. (the “Executive”) and Pinnacle Bankshares Corporation, a Virginia corporation, and its successor or assigns (the “Company”).

WHEREAS, the Executive and Company have agreed that the Executive’s employment with the Company and its subsidiaries and affiliates shall terminate on                     ;

WHEREAS, the Executive and the Company have previously entered into that certain Change in Control Agreement, effective December 31, 2008 (the “Agreement”), in which the form of this Release is incorporated by reference;

WHEREAS, the Executive and Company desire to delineate their respective rights, duties and obligations attendant to such termination and desire to reach an accord and satisfaction of all claims arising from the Executive’s employment, and termination of employment, with appropriate releases, in accordance with the Agreement;

WHEREAS, the Company desires to compensate the Executive in accordance with the Agreement for service the Executive has provided and/or will provide for the Company;

NOW, THEREFORE, in consideration of the premises and the agreements of the parties set forth in this Release, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby covenant and agree as follows:

1. Claims Released under This Agreement. In exchange for receiving the payments and benefits described in Section 4 of the Agreement, the Executive hereby voluntarily and irrevocably waives, releases, dismisses with prejudice, and withdraws all claims, complaints, suits or demands of any kind whatsoever (whether known or unknown) which the Executive ever had, may have, or now has against Company and the current or former subsidiaries or affiliates of the Company and their past, present and future officers, directors, employees, agents, insurers and attorneys (collectively, the “Releasees”), arising from or relating to (directly or indirectly) the Executive’s employment or the termination of employment or other events that have occurred as of the date of execution of this Agreement, including but not limited to:

(a) claims for violations of Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Equal Pay Act, the Family and Medical Leave Act, 42 U.S.C. § 1981, the Sarbanes Oxley Act of 2002, the National Labor Relations Act, the Labor Management Relations Act, Executive Order 11246, Executive Order 11141, the Rehabilitation Act of 1973, or the Employee Retirement Income Security Act, as each may be amended;

(b) claims for violations of any other federal or state statute or regulation or local ordinance;

(c) claims for lost or unpaid wages, compensation, or benefits, defamation, intentional or negligent infliction of emotional distress, assault, battery, wrongful or constructive discharge, negligent hiring, retention or supervision, fraud, misrepresentation, conversion, tortious interference, breach of contract, or breach of fiduciary duty;

(d) claims to benefits under any bonus, severance, workforce reduction, early retirement, outplacement, or any other similar type plan sponsored by the Company or any of its subsidiaries or affiliates (except for those benefits owed under any other plan or agreement covering the Executive which shall be governed by the terms of such plan or agreement); or

(e) any other claims under state law arising in tort or contract.

2. Claims Not Released under This Agreement.

(a) In signing this Release, the Executive is not releasing any claims that may arise under the terms of this Release or which may arise out of events occurring after the date the Executive executes this Release.

(b) The Executive also is not releasing claims to benefits that the Executive is already entitled to receive under any other plan or agreement covering the Executive which shall be governed by the terms of such plan or agreement. However, the Executive understands and acknowledges that nothing herein is intended to or shall be construed to require the Company or any of its subsidiaries or affiliates to institute or continue in effect any particular plan or benefit sponsored by the Company or any of its subsidiaries or affiliates, and the Company and its subsidiaries and affiliates hereby reserve the right to amend or terminate any of its benefit programs at any time in accordance with the procedures set forth in such plans.

(c) Nothing in this Release shall prohibit the Executive from engaging in activities required or protected under applicable law or from communicating, either voluntarily or otherwise, with any governmental agency concerning any potential violation of the law.

3. No Assignment of Claim. The Executive represents that the Executive has not assigned or transferred, or purported to assign or transfer, any claims or any portion thereof or interest therein to any party prior to the date of this Release.

4. Compensation. In accordance with the Agreement, the Company agrees to pay or provide to the Executive or, if the Executive becomes entitled to payments or benefits but dies before receipt thereof, the Executive’s successor in interest, as provided in Section 10(a) of the Agreement, the payments and benefits provided in Section 4(b) of the Agreement, subject to the all of the terms, conditions and limitations of the Agreement.

5. No Admission of Liability. This Release shall not in any way be construed as an admission by the Company or any of its subsidiaries or affiliates or the Executive of any improper actions or liability whatsoever as to one another, and each specifically disclaims any liability to or improper actions against the other(s) or any other person.

6. Voluntary Execution. The Executive warrants, represents and agrees that the Executive has been encouraged in writing to seek advice regarding this Release from an attorney and tax advisor prior to signing it; that this Release represents written notice to do so; that the Executive has been given the opportunity and sufficient time to seek such advice; and that the Executive fully understands the meaning and contents of this Release. The Executive further represents and warrants that the Executive was not coerced, threatened or otherwise forced to sign this Release, and that the Executive’s signature appearing hereinafter is voluntary and genuine. THE EXECUTIVE UNDERSTANDS THAT THE EXECUTIVE MAY TAKE UP TO TWENTY-ONE (21) DAYS TO CONSIDER WHETHER TO ENTER INTO THIS RELEASE.

7. Ability to Revoke Agreement. THE EXECUTIVE UNDERSTANDS THAT THIS RELEASE MAY BE REVOKED BY THE EXECUTIVE BY NOTIFYING THE COMPANY IN WRITING OF SUCH REVOCATION WITHIN SEVEN (7) DAYS OF THE EXECUTIVE’S EXECUTION OF THIS RELEASE AND THAT THIS RELEASE IS NOT EFFECTIVE UNTIL THE EXPIRATION OF SUCH SEVEN (7) DAY PERIOD. THE EXECUTIVE UNDERSTANDS THAT UPON THE EXPIRATION OF SUCH SEVEN (7) DAY PERIOD THIS RELEASE WILL BE BINDING UPON THE EXECUTIVE AND THE EXECUTIVE’S HEIRS, ADMINISTRATORS, REPRESENTATIVES, EXECUTORS, SUCCESSORS AND ASSIGNS AND WILL BE IRREVOCABLE.

ACKNOWLEDGED AND AGREED TO:

PINNACLE BANKSHARES CORPORATION

By:
Name:
Its:

I UNDERSTAND THAT BY SIGNING THIS RELEASE, I AM GIVING UP RIGHTS I MAY HAVE. I UNDERSTAND THAT I DO NOT HAVE TO SIGN THIS RELEASE.

Date:
ROBERT H. GILLIAM, JR., Executive

WITNESSED BY:

Date: